                                    EXHIBIT 99.1

                                     SCHEDULE E

Schedule E shows, as of December 31, 1997, properties acquired by "Trudy Pat" programs in the three most recent years through foreclosure of defaulted loans or acceptance of a deed in lieu of foreclosure of defaulted loans. None of the programs have investment objectives similar to those of the Company.
Prospective investors should be aware that the results of these programs are not necessarily indicative of the potential results of the Company.

                                                 Yosemite/Ahwahnee I                         Yosemite/Ahwahnee II
                                           -------------------------------------  -------------------------------------------------
1.  Name, location and type of property    660 acres located in Madera County,    990 acres located in Madera County, California.
                                           California.  Improvement consisted of  Improvements  consisted of an 18-hold golf course
                                           47 finished lots with roads and        with clubhouse, pro shop, recreational vehicle
                                           utlities.(1)                           area with roads and utliities.(1)

2.  Date of foreclosure                    September 19, 1995                     September 19, 1995

3.  Balance of loan due including
    interest accrued through foreclosure
    date                                   $  7,954,629                           $  17,383,470

4.  Acquisition price(2)                   $  7,954,629                           $  17,383,470

5.  Foreclosure costs expensed             $  19,113.49                           $   38,226.99

6.  Foreclosure costs capitalized          None                                   None

7.  Total acquisition costs(3)             $          0                           $           0

----------
(1)  These parcels are adjacent to each other.
(2)  Same as balance of loan due plus accrued interest through foreclosure date.
(3)  Total of lines 5 and 6.

                                    EXHIBIT 99.1

                                                       Cypress Lakes
                                            --------------------------------------

1.  Name, location and type of property     1,330 acres located in Contra Costa
                                            County, California.  Planned for a
                                            golf course and 1,330 residential units

2.  Date of foreclosure                     July 14, 1995

3.  Balance of loan due including interest
    accrued through foreclosure date        $  18,1893,404

4.  Acquisition price(2)                    $  18,1893,404

5.  Foreclosure costs expensed              $    31,783.18

6.  Foreclosure costs capitalized           None

7.  Total acquisition costs(3)              $            0


                                      4